CONFIDENTIAL

Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EPICOR SOFTWARE CORPORATION

WINTER ACQUISITION CORPORATION

ROI SYSTEMS, INC.

GEORGE M. CARNAHAN, CHRISTOPHER U. HOLM, PAUL C. MERLO AND WILLIAM T. PISARRA

AND WITH RESPECT TO ARTICLES VIII, IX AND X ONLY

PAUL C. MERLO, AS SHAREHOLDER REPRESENTATIVE

AND

U.S. BANK, N.A., AS ESCROW AGENT

Dated as of July 8, 2003

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A-1	Form of Non-Competition Agreement (George M. Carnahan and Paul C. Merlo)

Exhibit A-2	Form of Non-Competition Agreement (Christopher U. Holm)

Exhibit A-3	Form of Non-Competition Agreement (William T. Pissara)

Exhibit B	Form of Articles of Merger

Exhibit C	Form of Legal Opinion of Counsel of the Company

Disclosure Schedule

Section 2.1	Organization of the Company
Section 2.2(a)(1)	Company Capitalization
Section 2.2(b)(1)	Outstanding Company Warranty
Section 2.2(b)(2)	Outstanding Shareholder Loans
Section 2.2(b)(3)	Shareholder Agreements
Section 2.3(a)(b) and (c)	Subsidiaries
Section 2.5	No conflicts
Section 2.6	Consents
Section 2.7	Company Financial Statements
Section 2.9	Undisclosed Liabilities
Section 2.10	No changes
Section 2.12	Restrictions on Business Activities
Section 2.13	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information
Section 2.14	Intellectual Property
Section 2.15	Agreements, Contracts and Commitments
Section 2.22	Brokers and Finders’ Fees; Third Party Expenses
Section 2.23	Employees Benefit Plans and Compensation
Section 2.24	Insurance

Other Schedules

Schedule 5.1	Conduct at the Company’s Business Prior to Closing
Schedule 6.13	Proprietary Information Agreements
Schedule 6.17	Spreadsheet
Schedule 7.2(d)	Third Party Consents
Schedule 7.2(e)	Agreements to be Terminated
Schedule 7.2(f)	Liens to be Released

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CONFIDENTIAL

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of July 8, 2003 by and among Epicor Software Corporation, a Delaware corporation (“Parent”), Winter Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Parent (“Sub”), ROI Systems, Inc., a Minnesota corporation (the “Company”), George M. Carnahan, Christopher U. Holm, Paul C. Merlo and William T. Pisarra (each, a “Principal Shareholder,” and collectively the “Principal Shareholders”), with respect to Article VIII, Article IX and Article X hereof only, Paul C. Merlo, as shareholder representative (the “Shareholder Representative”), and U.S. Bank, National Association., as escrow agent (the “Escrow Agent”).

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A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each corporation and its respective shareholders that Parent acquire the Company through the merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

C. A portion of the consideration otherwise payable by Parent to the Principal Shareholders in connection with the Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

D. The Company and the Principal Shareholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, George M. Carnahan, Christopher U. Holm, Paul C. Merlo and William T. Pisarra are entering into Non-Competition Agreements, each in substantially the form specified herein (the “Non-Competition Agreements”), with Parent.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

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ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Minnesota Law (“Minnesota Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VII hereof, at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A., 33 South Sixth Street, Suite 3400, Minneapolis, Minnesota 55401, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in substantially the form attached hereto as Exhibit B, with the Secretary of State of the State of Minnesota (the “Articles of Merger”), in accordance with the applicable provisions of Minnesota Law (the time of acceptance by the Secretary of State of the State of Minnesota of such filing shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Minnesota law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Minnesota Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is ROI Systems, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving

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Corporation at the Effective Time until thereafter amended in accordance with Minnesota Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Minnesota Law and the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Definitions; Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii) “Company Capital Stock” shall mean the Company Common Stock, and any other shares of capital stock, if any, of the Company, taken together.

(iv) “Company Common Stock” shall mean shares of common stock, no par value, of the Company.

(v) “Company Common Shareholder” shall mean a holder of Company Common Stock, each of whom on the date hereof is listed in Section 2.2(a)(1) of the Disclosure Schedule, along with the number of shares held by each such holder.

(vi) “Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and its subsidiaries, taken as a whole;

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(vii) “Company Stock Issuance Plan” means the arrangement whereby the Company is obligated to issue Company Common Stock to the individuals listed in Schedule 2.2(a)(1).

(viii) “Company Warrants” shall mean any warrants to purchase Company Common Stock, each of which is listed in Section 2.2(b) of the Disclosure Schedule, along with the name and entity of such holder.

(ix) “Escrow Agent” shall mean U.S. Bank, N.A., or another institution acceptable to Parent and the Shareholder Representative.

(x) “Escrow Amount” shall mean an amount equal to one million eight hundred thousand U.S. dollars ($1,800,000.00).

(xi) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(xii) “Knowledge” or “Known” shall mean, (i) with respect to the Company, the knowledge of the Company’s officers, members of the board of directors and controller and it shall be deemed that such persons shall have made a reasonable inquiry of all relevant employees and consultants of the Company and any of its Subsidiaries (as defined in Section 2.3) whom such officers, directors and controller reasonably believe would have actual knowledge of the matters represented, and (ii) with respect to any Principal Shareholder, the knowledge of such Principal Shareholder.

(xiii) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(xiv) “Person” shall mean an individual or entity, including a partnership, limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(xv) “Pro Rata Portion” shall mean, with respect to each Principal Shareholder, an amount equal to the quotient obtained by dividing (x) a number equal to the amount of cash issuable pursuant to Section 1.6(b) in respect of the shares of Company Capital Stock owned by such Principal Shareholder as of the Effective Time by (y) a number equal to the amount of cash issuable to all Principal Shareholders.

(xvi) “Related Agreements” shall mean the Non-Disclosure Agreement, Non-Competition Agreements, Articles of Merger and all other agreements entered into by the Company and the Shareholders in connection with the transactions contemplated herein.

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(xvii) “Requisite Shareholder Vote” shall mean the affirmative vote of the Shareholders required under Minnesota law, the Company’s Charter Documents and any agreements between the Company’s Shareholders to approve the Merger.

(xviii) “SEC” shall mean the United States Securities and Exchange Commission.

(xix) “Shareholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time, including the Principal Shareholders and the six individuals identified on Schedule 2.2(a)(1) who will be issued shares of Company Common Stock pursuant to the Company Stock Issuance Plan.

(xx) “Total Consideration” shall mean twenty million seven hundred fifty thousand U.S. dollars ($20,750,000.00).

(xxi) “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock (including Company Warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Capital Stock on an as-converted, exercised or exchanged to Company Capital Stock basis) issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis.

(b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for the avoidance of doubt, unexercised Company Warrants) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VIII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8 hereof, that portion of the Total Consideration as set forth below:

(i) each outstanding share of Company Common Stock and any shares of Company Common Stock issued in connection with the Company’s Stock Issuance Plan will be converted automatically into such amount of cash (without interest) equal to $183.626693; and

(ii) each outstanding Company Warrant will by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.

For purposes of calculating the amount of cash to be paid to each Shareholder pursuant to this Section 1.6(b), all shares of the Company Capital Stock held by each Shareholder shall be aggregated on a certificate-by-certificate basis. Notwithstanding anything set forth in this Section 1.6, any Dissenting Shares (as defined in Section 1.7(a) hereof) will be treated as set forth in Section 1.7 hereof). Prior to the Effective Time, the Company shall take all action necessary to

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effect the transactions anticipated by this Section 1.6(b) under all Company Warrant agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal).

(c) Withholding Taxes. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) Shareholder Loans. In the event that any Shareholder has outstanding loans from the Company or any of its Subsidiaries as of the Effective Time, the consideration payable to such Shareholder pursuant to this Section 1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Shareholder’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.6(d).

(e) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Section 302A.471 and 302A.473 of the Minnesota Business Corporations Act (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Minnesota Law.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Minnesota Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 8.3 hereof, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Minnesota Law, and

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(ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Shareholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Shareholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments without regard to the Deductible Amount (as defined in Section 8.3(b) hereof).

1.8 Surrender of Certificates.

(a) Exchange Agent. The Secretary of Parent, or an institution selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the cash payable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, that, on behalf of the Principal Shareholders, Parent shall deposit into the Escrow Fund (as defined in Section 8.3(a) hereof) cash equal to the Escrow Amount out of the portion of the Total Consideration otherwise payable to the Principal Shareholders pursuant to Section 1.6 hereof. Each Principal Shareholder shall be deemed to have contributed his or her Principal Shareholder’s Pro Rata Portion of the Escrow Amount to the Escrow Fund, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up).

(c) Exchange Procedures. On or promptly after the Closing Date, the Shareholders will surrender the certificates representing their Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with a duly completed and validly executed letter of transmittal in such form and having such provisions as Parent may reasonably request and any other documents that Parent may reasonably require in order to effect the exchange (the “Exchange Documents”). Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.8(d) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the cash amounts (less the amount of cash (i) to be deposited in the Escrow Fund on such holder’s behalf pursuant to Section 1.8(b) hereof and Article VIII hereof, if any, or (ii) to be withheld by Parent in accordance with Section 1.6(c) and (d)) to which such holder is entitled

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pursuant to Section 1.6(b) hereof, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash amounts payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefore, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Exchange Agent to Return Cash Consideration. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to Section 1.8(b) hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.8(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.8(f) hereof) only as general creditors thereof with respect to any and all cash amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6(b) hereof upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 1.8(c) hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.8(e) and which are subsequently delivered to the holders of Company Stock Certificates.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Capital Stock. The cash amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the

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Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE PRINCIPAL SHAREHOLDERS

The Company and, severally and not jointly, each of the Principal Shareholders hereby represent and warrant to Parent and Sub, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Company and the Principal Shareholders to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has delivered a true and correct copy of its articles of incorporation, as amended to date (the “Articles of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of

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the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise conducts its business.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, of which 113,001 shares are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a)(1) of the Disclosure Schedule. Assuming the same total capitalization as on the date hereof, the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (assuming the conversion, exercise, or exchange of all securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock and the issuance of any Company Common Stock pursuant to the Company Stock Issuance Plan) will be as set forth in Section 2.2(a)(1) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a)(1) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock, including any shares issued or to be issued in connection with the Company Stock Issuance Plan, and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Shareholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding. No vesting provisions applicable to any shares of Company Capital Stock, to Company Warrants, or to any other rights to purchase Company Capital Stock will accelerate as a result of the Merger or as a result of any other events.

(b) Neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. Section 2.2(b)(1) of the Disclosure Schedule sets forth for each outstanding Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such warrant, the exercise price of such warrant, the vesting schedule for such warrant, including the extent vested to date and whether the vesting of such warrant would be accelerated by the transactions contemplated by this Agreement.

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Section 2.2(b)(2) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding Shareholder loans described in Section 1.6(d) hereto. As of the date hereof, no shares of Company Common Stock are issuable upon the exercise of outstanding Company Warrants. Except for the Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except as contemplated hereby and as set forth in Section 2.2(b)(3) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries and there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(c) The allocation of the Total Consideration set forth in Section 1.6(b) is consistent with the articles of incorporation of the Company as amended as of immediately prior to the Effective Time.

2.3 Subsidiaries. Section 2.3(a) of the Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Except as set forth in Section 2.3(a) of the Disclosure Schedule, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each entity listed on Section 2.3(a) of the Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including taxes, with respect to any such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted.

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Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. A true and correct copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been delivered to Parent. Section 2.3(c) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement. The operations now being conducted by each Subsidiary is not now and has never been conducted under any other name. All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of incorporation or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which each Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of each Subsidiary or obligating each Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. This Agreement and the Merger have been (i) unanimously approved by the Board of Directors of the Company and (ii) approved by the affirmative vote of the Shareholders required under Minnesota Law and the Charter Documents to approve this Agreement and the Merger. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation,

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modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any material mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, Rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties (whether tangible or intangible) or assets. The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any Contract, nor does the Company or any Principal Shareholder have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect, and neither the Company nor any of its Subsidiaries is subject to any default thereunder, nor, to the Knowledge of the Company or the Principal Shareholders, is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any default thereunder. Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party to any material agreement with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company, any of its Subsidiaries or the Principal Shareholders in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company, any of its Subsidiaries or a Principal Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and (iii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Shareholders.

2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) reviewed balance sheet as of December 31, 2002 and 2001, respectively, and the related statements of income, cash flow and Shareholders’ equity for the twelve (12) month periods

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then ended, including the notes thereto (the “Year-End Financials”), and (ii) unaudited balance sheet as of May 31, 2003 (the “Balance Sheet Date”), and the related unaudited statement of income, cash flow and shareholders’ equity for the five months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

2.8 Internal Controls. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), other than those which (i) are reflected in the Current Balance Sheet, or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and are not, individually or in the aggregate, material.

2.10 No Changes. Since the Balance Sheet Date, there has not been, occurred or arisen any:

(a) transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to the Charter Documents or the organizational documents of any of its Subsidiaries;

(c) capital expenditure or commitment by the Company or any of its Subsidiaries exceeding $10,000 individually or $50,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $5,000 in any one case, or $20,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than

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payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;

(h) change in any material election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or a filing of any Return (as defined in Section 2.11(b) hereof);

(i) revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor;

(k) increase in or other change to the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or any of its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(l) agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of its Subsidiaries is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the

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terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of its Subsidiaries is a party or by which it or any of their assets are bound, other than any agreement, contract, covenant, instrument, lease, license or commitment entered into, terminated, extended, amended or modified in the ordinary course of business where the amount involved does not exceed $5,000;

(m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries, including, but not limited to, the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in such assets or properties, other than in the ordinary course of business where the amount involved does not exceed $5,000;

(n) loan by the Company or any of its Subsidiaries to any person or entity, or purchase by the Company or any of its Subsidiaries of any debt securities of any person or entity or amendment to the terms of any outstanding loan agreement;

(o) incurring by the Company or any of its Subsidiaries of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(p) waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(q) commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, the commencement, settlement, notice or, to the Knowledge of the Company or the Principal Shareholders, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or their affairs, or any reasonable basis for any of the foregoing;

(r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Company Intellectual Property (as defined in Section 2.14 hereof) owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other person’s Intellectual Property (as defined in Section 2.14 hereof);

(s) issuance, grant, delivery or sale, or contract or agreement to issue, grant, deliver or sell, by the Company or any of its Subsidiaries of any shares of Company Capital Stock or shares of Capital Stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of Capital Stock of any of its Subsidiaries, or any securities, warrants, options or rights to purchase any of the foregoing;

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(t) other than in the ordinary course of business where the amount involved does not exceed $5,000, (i) sale, lease, license or transfer of any Company Intellectual Property (as defined below) or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

(u) other than in the ordinary course of business where the amount involved does not exceed $5,000, agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

(w) lease, license, sublease or other occupancy of any Leased Real Property (as defined below) by the Company or any of its Subsidiaries; or

(x) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (w) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

2.11 Tax Matters

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any

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agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) As of the Closing Date, the Company and each of its Subsidiaries will have (a) prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are or will be true and correct and have been or will be completed in accordance with applicable law and (b) timely paid all Taxes it is required to pay.

(ii) As of the Closing Date, the Company and each of its Subsidiaries will have withheld with respect to its Employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld, and will have timely paid such taxes withheld over to the appropriate authorities.

(iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, including any Taxes paid by the Parent or Surviving Corporation as a result of the transactions contemplated by this Agreement, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income, payroll and unemployment Returns, all foreign value added (or similar) tax returns and all state and local property and sales and use Returns for the Company and its Subsidiaries filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. Neither the Company, any of its Subsidiaries nor any Principal Shareholder has Knowledge of any basis for the assertion of any

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claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

(viii) None of the Company’s or any of its Subsidiaries’ assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(2) of the Code) owned by the Company or any of its Subsidiaries.

(x) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(xi) The Company’s and each of its Subsidiaries’ tax basis in their respective assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s and its Subsidiaries’ tax books and records.

(xii) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xiii) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company or any Principal Shareholder, informally by any tax authority to the Company or any of its Subsidiaries or any representative thereof.

(xiv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company or any of its

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Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.12 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.13(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company or any of its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as

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presently conducted. The Company or any of its Subsidiaries currently occupies all of the Leased Real Property for the operation of its business except as set forth in Section 2.13(a) of the Disclosure Schedule. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.13(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e) Section 2.13(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than the Company or its wholly owned Subsidiaries possesses any claims or rights with respect to use of the Customer Information.

2.14 Intellectual Property

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files,

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records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company or its Subsidiaries.

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(b) Section 2.14(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, or filed in the name of, the Company or its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company or any of its Subsidiaries within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. For each product, technology or service of the Company or any of its Subsidiaries that constitutes or includes Intellectual Property, the Company and each of its Subsidiaries have taken appropriate measures to make all such Intellectual Property Registered Intellectual Property. In each case in which the

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Company or any of its Subsidiaries has acquired any Intellectual Property Rights from any person, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary, as the case may be, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or such Subsidiary, as the case may be, has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.14(b) of the Disclosure Schedule, and all Intellectual Property licensed to the Company or its Subsidiaries, is free and clear of any Liens other than those set forth on Section 2.14(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(f) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary, as the case may be, has a written agreement with such person with respect thereto, and the Company or such Subsidiary, as the case may be, thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including but not limited to, all author or moral rights.

(g) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (ii) permitted the Company’s or any of its Subsidiaries’ rights in such Company Intellectual Property to enter into the public domain.

(h) Other than (i) “shrink-wrap” and similar widely available binary code and commercial end-user licenses, but not including public or open source technology, and (ii) as set forth on Section 2.14(h) of the Disclosure Schedule, all Intellectual Property used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights

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therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

(i) Other than (i) “shrink-wrap” and similar widely available binary code and commercial end-user licenses, but not including public or open source technology and (ii) the licenses set forth on Section 2.14(i) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or planned to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development).

(j) Other than (i) “shrink-wrap” and similar widely available binary code and commercial end-user licenses, but not including public or open source technology, and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form of end-user license (the “Standard End-User License”) including attachments (which is included in Section 2.14(j) of the Disclosure Schedule together with a list of customers that are parties to an effective Standard End-User License as of the date of this Agreement), Section 2.14(j) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property and Intellectual Property Rights. Any end-user license agreement that allows a customer to continue to use the Company’s software or receive access to software updates after the customer has cancelled the maintenance service and ceased paying the related maintenance fees, is required to be disclosed separately under Section 2.14(j) of the Disclosure Schedule.

(k) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.

(l) Other than (i) “shrink-wrap” and similar widely available binary code and commercial end-user licenses, but not including public or open source technology, and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (which is or are included in Section 2.14(l) of the Disclosure Schedule), Section 2.14(l) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, any of its

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Subsidiaries or such other person of the Intellectual Property Rights of any person other than the Company or any of its Subsidiaries.

(m) There are no contracts, licenses or agreements between the Company or any of its Subsidiaries and any other person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or planned to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(n) The operation of the business of the Company and its Subsidiaries as it is currently conducted, or is contemplated to be conducted, by the Company and its Subsidiaries, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of the Company does not infringe or misappropriate and will not infringe or misappropriate when conducted by Parent and/or Surviving Corporation following the Closing, any Intellectual Property Rights of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company or any of the Principal Shareholders have Knowledge of any basis therefor).

(o) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to either third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(p) To the Knowledge of the Company or the Principal Shareholders, no person or entity is infringing or misappropriating any Company Intellectual Property.

(q) Each of the Company and its Subsidiaries has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company and any of its Subsidiaries or provided by any other person to the Company or any of its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries has, and enforces, a policy requiring each employee, consultant, and contractor to execute

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proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and all current and former employees, consultants and contractors of the Company and its Subsidiaries have executed such an agreement in substantially the Company’s standard form.

(r) No Company Intellectual Property, Intellectual Property Rights or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

(s) No (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

(t) (i) (a) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and (b) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(ii) Except as set forth on Section 2.14(t) of the Disclosure Schedule, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(u) Section 2.14(u) of the Disclosure Schedule sets forth all Intellectual Property of the Company or any of its Subsidiaries, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, that was used in, incorporated into, integrated or bundled with any Intellectual Property that is, or was, used by the Company or any of its Subsidiaries in its business, or incorporated in or used in the development or compilation of any products or technology of the Company or any of its Subsidiaries.

(v) No third party possesses any copy of any source code to any Company Intellectual Property.

(w) The Company’s products (i) will perform in accordance with all specifications therefor, (ii) will be free from all material bugs or defects, (iii) will function for its intended purpose, and (iv) will not contain any viruses, trap doors, time bombs or any harmful or undisclosed code.

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2.15 Agreements, Contracts and Commitments. Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate paragraph), neither the Company nor any of its Subsidiaries is a party to, nor is it bound by:

(a) (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson, any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan, stock issuance plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or trigerred, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $5,000 individually or $20,000 in the aggregate;

(v) any agreement of indemnification or guaranty;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $50,000 in the aggregate;

(x) any construction contracts;

(xi) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

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(xii) any agreement, contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries; or

(xiv) any other agreement, contract or commitment that involves $10,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

(b) Each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.15 (each, a “Material Contract,” and collectively, the “Material Contracts”) is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, and is in full force and effect with respect to the Company or any Subsidiaries of the Company and, to the Knowledge of the Company, any other party thereto, and none of the Company, any Subsidiaries of the Company or, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of any such Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, could reasonably be expected to constitute any event of default thereunder. True and complete copies of each such Material Contract have been delivered to Parent.

(c) The Company and each of its Subsidiaries have fulfilled all material obligations required pursuant to each Contract to have been performed by the Company prior to the date hereof, and to the Knowledge of the Company, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

(d) All outstanding indebtedness of the Company or its Subsidiaries may be prepaid without penalty.

2.16 Interested Party Transactions. No officer, director or Shareholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for

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purposes of this Section 2.16. There are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders.

2.17 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets.

2.18 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company or any of the Principal Shareholders, threatened, against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors, nor to the Knowledge of the Company or the Principal Shareholders is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company or any of the Principal Shareholders, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company or any of the Principal Shareholders is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as presently contemplated to be conducted.

2.19 Accounts Receivable.

(a) The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied). No person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.

2.20 Minute Books. The minutes of the Company and each of its Subsidiaries delivered to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders, the Board of Directors of the Company and its Subsidiaries (and

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any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

2.21 Environmental Matters.

(a) Hazardous Material. Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any Rule , regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company and each of its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their Hazardous Material Activities, and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company or the Principal Shareholders threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. Neither the Company nor any of the Principal Shareholders has any Knowledge of any fact or circumstance which could involve the Company or any of its Subsidiaries result in any environmental litigation or liability which could reasonably be expected to impose upon the Company or any of its Subsidiaries any environmental liability.

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(e) Reports and Records. The Company and each of its Subsidiaries have delivered to Parent all records in the Company’s or each such Subsidiary’s possession concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries relating to their business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.22 Brokers’ and Finders’ Fees; Third Party Expenses. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.22 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.22 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses (as defined in Section 6.5 hereof) expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.23 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“CFRA” shall mean the California Family Rights Act of 1993, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

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“Employee” shall mean any current or former employee, consultant or director of the Company, any of its Subsidiaries or any Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract (including, without limitation, any offer letter or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any Affiliate, whether formally or informally or with respect to which the Company, any of its Subsidiaries or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.23(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, each Employee Agreement under each Company Employee Plan, and each Employee Agreement. Neither Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.23(b)(2) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.23(b)(2) intends to terminate his or her employment for any reason.

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(c) Documents. The Company and each of its Subsidiaries has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, and (xii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company and each of its Subsidiaries has performed all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its Subsidiaries has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company or the Principal Shareholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or the Principal Shareholders or any Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any Affiliate is subject to any penalty or tax with respect to any Company

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Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its Subsidiaries have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plans. Neither the Company, any of its Subsidiaries nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plans subject to Title IV of ERISA or Section 412 of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) No Self-Insured Plans. Neither the Company, any of its Subsidiaries nor any Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company, any of its Subsidiaries or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, any of its Subsidiaries nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. No Company Employee Plan or Employment Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has never represented, promised or contracted (whether in oral or written form) to any Employee (either ndividually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; CRFA; HIPAA. The Company, each of its Subsidiaries and each Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee. There is no contract, agreement, plan or other arrangement by which

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the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(k) Employment Matters. The Company and each of its Subsidiaries is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy. The services provided by each of the Company’s, each Subsidiary’s and their Affiliates’ Employees is terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company or any Affiliate. Section 2.23(k) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its Subsidiaries of such Employee’s employment, a change of control of the Company, or a combination thereof.

(l) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, or the Principal Shareholders, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries does presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.

(m) No Interference or Conflict. To the Knowledge of the Company and the Principal Shareholders, no Shareholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of

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the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company and the Principal Shareholders, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(n) International Employee Plan. Neither the Company, any of its Subsidiaries nor any Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any of its Subsidiaries or any Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company, any of its Subsidiaries or any Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company, any of its Subsidiaries and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect. Neither the Company nor the Principal Shareholders has any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.25 Compliance with Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation, including any applicable licenses and permits for the export of the Company products.

2.26 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers or directors) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.27 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Sections 2.14(k) and 2.15(a)(v) of the Disclosure

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Schedule and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

2.28 Spreadsheet. The information contained in the Spreadsheet shall be complete and correct as of the Closing Date.

2.29 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

2.30 Representations Complete. None of the representations or warranties made by the Company or the Principal Shareholders (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Principal Shareholders pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.31 Information Statement. The information furnished on or in any document mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS

Each of the Principal Shareholders, severally but not jointly, hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the Disclosure Schedule and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Ownership of Company Capital Stock. Each Principal Shareholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Principal Shareholder opposite such Principal Shareholder’s name in Section 2.2(a) of the Disclosure Schedule, except as otherwise noted in Section 2.2(a) of the Disclosure Schedule. Such Company Capital Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Principal Shareholder has not granted any rights to purchase such Company Capital Stock to any other person or entity. Each Principal Shareholder has the sole right to transfer such Company Capital Stock to Parent. Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Principal Shareholder, and such Principal Shareholder has no options, warrants or other rights to acquire Company Capital Stock. Upon the Effective Time, in

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exchange for the consideration paid pursuant to Section 1.8 hereof, Parent will receive good title to such Company Capital Stock, subject to no Liens retained, granted or permitted by such Principal Shareholder or the Company.

3.2 Absence of Claims by the Principal Shareholders. Each Principal Shareholder does not have any claim against the Company or any of its Subsidiaries whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

3.3 Authority. Each Principal Shareholder that is in an entity has all requisite power and authority and each Principal Shareholder that is an individual has capacity to enter into this Agreement and any Related Agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which such Principal Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Principal Shareholder and no further action is required on the party of such principal Shareholder to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This agreement and each of the Related Agreements to which such Principal Shareholder is a party has been duly executed and delivered to such Principal Shareholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Shareholder, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.4 No Conflict. The execution and delivery by each Principal Shareholder of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, conflict with (i) any provision of the charter documents of such Principal Shareholder if such Principal Shareholder is an entity, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Shareholder or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, Rule or regulation applicable to such Principal Shareholder or its properties or assets.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Minnesota.

4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent; and (iii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota.

4.4 Capital Resources. Parent has sufficient capital resources to pay the Total Consideration and to consummate all of the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective

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Time, the Company agrees and each Principal Shareholder agrees to cause the Company to conduct the business of Company and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and its Subsidiaries when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and employees of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time. The Company and the Principal Shareholders shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.1 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, from and after the date of this Agreement:

(a) cause or permit any amendments to the Charter Documents, articles of incorporation, bylaws or organizational documents of its Subsidiaries;

(b) make any expenditures or enter into any commitment or transaction exceeding $10,000 individually or $50,000 in the aggregate or any commitment or transaction of the type described in Section 2.11 hereof;

(c) pay, discharge, waive or satisfy, in an amount in excess of $5,000 in any one case, or $20,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices, to the extent not already subject to subsection (q) above, (including any change in depreciation or amortization policies) other than as required by GAAP;

(e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return;

(f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

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(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock);

(h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including without limitation the sale of any accounts receivable of the Company or any of its Subsidiaries, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices;

(j) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;

(k) incur any indebtedness or guarantee any indebtedness of any person or entity or issue or sell any debt securities, or guarantee any debt securities of any person or entity;

(l) waive or release any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company or Subsidiary or their affairs;

(n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Warrants;

(o) sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect

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to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements; or

(r) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company or any of its Subsidiaries’;

(t) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements existing on the date hereof and disclosed in the Disclosure Schedule;

(u) adopt or amend any Company Employee Plan or Employee Agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 5.1(u) of the Disclosure Schedule to meet the requirements of applicable law or as required by this Agreement;

(v) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(w) take any action to accelerate the vesting schedule of any of the outstanding Company Common Stock;

(x) except as set forth on Section 5.1(x) of the Disclosure Schedule, hire or terminate any Employees, or encourage or otherwise cause any Employees to resign from the Company or any of its Subsidiaries;

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(y) promote, demote or terminate any employees or change the employment status or titles of any of the employees of the Company or any of its Subsidiaries;

(z) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(aa) cancel, amend or renew any insurance policy; or

(bb) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(aa) hereof, or any other action that would (i) prevent the Company or any of the Principal Shareholders from performing, or cause the Company or any of the Principal Shareholders not to perform, their respective covenants hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

5.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, neither the Company nor the Principal Shareholders shall (nor shall the Company or the Principal Shareholders permit, as applicable, any of their respective officers, directors, employees, Shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company and its Subsidiaries, or any amount of the Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company and its Subsidiaries, or afford to any person or entity access to their respective properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company and its Subsidiaries, or (d) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business) or any of its Subsidiaries, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company, any Principal Shareholder, or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company or such Principal Shareholder, as applicable, shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and

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such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Company shall be deemed to be a breach of this Agreement by Company.

5.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 5.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to both of the following individuals:

(a) Michael Piraino

Telephone: 949-585-4000

Facsimile: 949-585-4447

E-mail address: michael@epicor.com

With a copy to:

Katharine Martin

Telephone: 650-493-9300

Facsimile: 650-493-6811

Email address: kmartin@wsgr.com

(b) John Ireland

Telephone: 949-585-4225

Facsimile: 949-585-4447

E-mail address: jireland@epicor.com

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Shareholder Approval. The Company shall promptly submit this Agreement and the transactions contemplated hereby to its Shareholders for approval and adoption as provided by Minnesota Law and the articles of incorporation and bylaws of the Company. Such submission, and any proxy or consent in connection therewith, (i) shall include a solicitation of the approval of the holders of Company Common Stock and (ii) shall specify that adoption of this Agreement shall

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constitute approval by the Shareholders of: (A) the escrow and indemnification obligations of the Shareholders set forth in Article VIII hereof and the deposit of cash equal to the Escrow Amount into the Escrow Fund and (B) in favor of the appointment of Paul C. Merlo as Stockholder Representative, under and as defined in this Agreement. Any materials to be submitted to the Company’s Shareholders in connection with the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been approved by Parent prior to such inclusion. The Company shall use its best efforts to obtain the consent of its Shareholders sufficient to (i) approve the Merger and this Agreement, (ii) constitute a majority of the outstanding shares of Company Common Stock, and (iii) enable the Closing to occur as promptly as practicable. The Company shall give Shareholders sufficient notice such that no Shareholder will be able to exercise appraisal rights if such Shareholder has not perfected such appraisal rights prior to Closing pursuant to Sections 302A.471 and 302A.473 of the Minnesota Corporations Business Act. In addition, the Company shall promptly submit for approval by its Shareholders by the requisite vote any payments or benefits that may not be deductible by reason of Section 280G of the Code with such approval to be obtained in a manner which meets the approval of Parent and in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such proposed regulations, or, in the absence of such shareholder approval, none of those payments or benefits shall be paid or provided, pursuant to the waivers of those payments and benefits to be executed by the affected individuals in form and substance reasonable satisfactory to Parent.

6.2 Notice to Holders of Company Warrants. Within two (2) Business Days following the date hereof, the Company shall deliver notice to the holders of Company Warrants, which such notice shall be in compliance with the terms of such Company Warrants, that the Company Warrants will be cancelled or terminated prior to the Closing. Any materials to be submitted to the holders of Company Warrants in connection with the notice required under this Section 6.2 shall be subject to review and approval by Parent.

6.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including the Company’s source code, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) the Company’s employees. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or

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warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Agreement effective as of March 21, 2003 (the “Non-Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and the Principal Shareholders acknowledge and agree not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.

6.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, however, the Company, on behalf of it and the shareholders, may incur up to $75,000.00 of Third Party Expenses in connection with this transaction. Third Party Expenses shall not be incurred by the Company or on behalf of the Surviving Corporation after the Closing Date without the express prior written consent of Parent. No Subsidiary shall incur any Third Party Expenses.

6.6 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party (provided, however, that Parent, in its sole discretion, can determine the timing of any such statement or communication made on or after the execution of this Agreement), except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market.

6.7 Consents. The Company shall obtain all necessary consents, waivers and approvals of any parties to any Contract listed on Schedule 7.2(d), so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and shall indemnify,

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defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same and shall reflect such payment or consideration on the Closing Date Balance Sheet. In the event any such payment or consideration is required, the Company shall provide Parent the opportunity to approve such payment or consideration in advance.

6.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, following the Effective Time, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents (including any consents required to effect the assignment of the Contracts identified in Section 2.5 of the Disclosure Schedule and any other contracts of the Company requiring consent to assignment in connection with the transactions contemplated by this Agreement) and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

6.10 Notification of Certain Matters. The Company or any Principal Shareholder, as the case may be, shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or any Principal Shareholder, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company or any Principal Shareholder, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or the Principal Shareholders pursuant to this Section 6.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.11 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other

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acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby (including, without limitation, the Principal Shareholders’ participation in the Company’s future SEC filings and financial audits as the Company deems reasonably necessary).

6.12 Amendment of 401(k) Plan. Prior to the Closing Date, the Company, its Subsidiaries and any Affiliate (as such term is defined in Section 2.23) shall take any actions and complete any amendments necessary so that any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) are amended to provide that such 401(k) Plan can be adopted by Parent for the purpose of sponsoring such 401(k) Plan after the Closing Date. In the event that change in sponsorship of a 401(k) Plan would reasonably be expected to trigger liquidation charges, surrender charges, or other fees then the Company shall reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than the Closing Date.

6.13 Resignation of Officers and Directors. The Company shall cause the resignations of all officers and directors of the Company and its Subsidiaries, effective as of the Effective Time.

6.14 Proprietary Information and Inventions Assignment Agreement. Each current and former employee and contractor of the Company shall have entered into and executed, a proprietary information and inventions assignment agreement with the Company and each of its Subsidiaries effective as of such employee’s or contractor’s first date of employment or service, in a form substantially similar to which has been delivered to Parent and which is set forth in Schedule 6.14 (the “Proprietary Information Agreement”).

6.15 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 7.2(f) to this Agreement).

6.16 Termination of Warrants. The Company shall have terminated all Company Warrants, if any, as of immediately prior to the Effective Time.

6.17 Spreadsheet. The Company shall deliver to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.17, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, (i) all Shareholders and their respective addresses, the number of shares of Company Capital Stock held by such persons (including the respective certificate numbers), the date of acquisition of such shares, the amount of the Total Consideration to be issued to each holder, the number of shares, if any, to be paid by the Shareholder in settlement of outstanding Shareholder loans, the amount of cash to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto or which the Exchange Agent may reasonably request, and (ii) all holders of Company Warrants and their respective addresses, the number of shares of Company

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Capital Stock underlying each such Company Warrant, the grant dates of such Company Warrants and the vesting arrangement with respect to such Company Warrants, and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet three (3) Business Days prior to the Closing Date.

6.18 Non-Competition Agreements. Prior to or concurrent with execution of this Agreement, (i) George M. Carnahan and Paul C. Merlo shall each have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit A-1, (ii) Christopher U. Holm shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit A-2, and (iii) William T. Pisarra shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit A-3.

6.19 Termination of Agreements. The Company shall have terminated each of the agreements listed on Schedule 7.2(e) hereof (the “Terminated Agreements”), concurrent with or prior to Closing, such that each such agreement shall be of no further force or effect. Prior to Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, Rule , regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

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(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Principal Shareholders in this Agreement (other than the representations and warranties of the Company and the Principal Shareholders as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (and in all respects with respect to those representations and warranties qualified by “materiality” or “Material Adverse Effect”) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company and the Principal Shareholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.

(c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(d) Third Party Consents. Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract (including Lease Agreements) set forth on Schedule 7.2(d) hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(e) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 7.2(e) hereto and each such agreement shall be of no further force or effect.

(f) Release of Liens. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 7.2(f) to this Agreement.

(g) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.

(h) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company and its Subsidiaries effective as of the Effective Time.

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(i) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit C.

(j) Shareholder Approval. Shareholders constituting the Requisite Shareholder Vote shall have approved this Agreement, the Articles of Merger, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Shareholder Representative and the deposit of the Escrow Amount into the Escrow Fund. With respect to any payments of cash, stock or otherwise that Parent may determine constitutes a “parachute payment” pursuant to Section 280G of the Code, the Shareholders shall have (i) approved pursuant to the method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner.

(k) Notice of Appraisal Rights. The Company shall have delivered notice in accordance with the applicable provisions of Minnesota Law such that no Shareholder will be able to exercise appraisal rights if such Shareholder has not perfected such appraisal rights prior to Closing.

(l) Appraisal Rights. Shareholders holding less than 5% of the Total Outstanding Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(m) Certificate of the Company and the Principal Shareholders. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf and by the Principal Shareholders, to the effect that, as of the Closing:

(i) all representations and warranties made by the Company and the Principal Shareholders in this Agreement (other than the representations and warranties of the Company and the Principal Shareholders as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time.

(ii) all covenants and obligations under this Agreement to be performed or complied with by the Company or the Principal Shareholders on or before the Closing have been so performed or complied with in all material respects; and

(iii) the conditions to the obligations of Parent and Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(n) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Shareholders constituting the Requisite

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Shareholder Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby and approval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.

(o) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing with respect to the Company from the Secretary of State of the State of Minnesota which is dated within 48 hours prior to Closing. Each Subsidiary shall have received and delivered to Parent similar certifications from each jurisdiction where it is qualified to do business.

(p) Certificate of Status of Foreign Corporation; Tax Clearance Certificate. Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the States of California and Missouri and tax clearance certificates from the States of California and Missouri, all of which are dated within 48 hours prior to the Closing.

(q) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(r) Amendment of 401(k) Plans. Parent shall have received from the Company evidence reasonably satisfactory to Parent that the Company, its Subsidiaries and any Affiliate (as such term is defined in Section 2.23) have taken any actions and completed any amendments (the form and substance of which shall have been subject to review and approval of Parent) necessary so that any and all 401(k) Plans are amended to provide that such 401(k) Plans can be adopted by Parent for the purpose of sponsoring such 401(k) Plan after the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 6.12 hereof.

(s) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to Parent that each current and former Employee and contractor of the Company and each of its Subsidiaries has entered into and executed a Proprietary Information Agreement.

(t) Non-Competition Agreements. George M. Carnahan and Paul C. Merlo shall each have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit A-1, Christopher U. Holm shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit A-2, and William T. Pisarra shall have executed and delivered to Parent a Non-Competition Agreement in the form attached hereto as Exhibit A-3.

(u) Exercise or Termination of Company Warrants. The Company shall have delivered timely notice, in accordance with Section 6.2 hereof, to the holders of the Company Warrants outstanding prior to the Effective Date that the Company Warrants will be cancelled or terminated prior to the Closing Date, and all such Company Warrants shall have been either (i) exercised by the holder(s) of such Company Warrants in full or (ii) to the extent not exercised in full, terminated or cancelled as of immediately prior to the Effective Time either pursuant to their

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own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

(v) Spreadsheet. The Company shall have delivered three (3) Business Days prior to the Closing Date to Parent and the Exchange Agent the Spreadsheet, which shall have been certified as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

(w) Unanimous Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked.

(x) Parent Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been approved by the Board of Directors of Parent, which approval shall not have been altered, modified, changed or revoked.

7.3 Conditions to Obligations of the Company and the Principal Shareholders. The obligations of the Company and each of the Principal Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by a Vice President or higher level officer for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time; and

(ii) all covenants and obligations under this Agreement to be performed by Parent and Sub on or before the Closing have been so performed in all material respects.

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ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, the Principal Shareholders and any other Person contained in this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of eighteen (18) months following the Closing Date (the expiration of such eighteen-month period, the “Survival Date”); provided, however, that the representations and warranties of the Company and the Principal Shareholders contained in Section 2.2 (Company Capital Structure) and Section 2.11 (Tax Matters) hereof shall survive indefinitely and until the expiration of the applicable statute of limitations respectively. The representations and warranties of Parent and Sub contained in this Agreement, Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

8.2 Indemnification.

(a) By virtue of the approval of the Merger by the Requisite Shareholder Vote, the Shareholders (including the Principal Shareholders) agree to jointly and severally indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing, and diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company or the Principal Shareholders contained in this Agreement, Related Agreement or in any certificate or other instruments delivered pursuant to this Agreement (without giving effect to any qualification as to materiality contained therein in determining the amount of any Loss), (ii) any failure by the Company or the Principal Shareholders to perform or comply with any covenant applicable to any of them contained in this Agreement, Related Agreement or in any certificate or other instruments delivered pursuant to this Agreement, (iii) any Dissenting Share Payments, (iv) any Third Party Expenses incurred by or on behalf of the Company or its Shareholders, (v) notwithstanding any disclosure in the Disclosure Schedule, the Company’s failure to be duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary; provided, however, that “Loss” for the purpose of this clause (v) shall not include expenses incurred by Parent or the Surviving Corporation following the Effective Date in connection with applications for qualifications or licenses to do business as a foreign corporation if such applications are made by Parent or Surviving Corporation on a voluntary basis and are not in response to notice from a State of the failure to be so qualified or licensed or necessary

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to enforce a contract or other agreement in existence prior to the Effective Date and (vi) the Company’s independent contractor relationship with Terry Peterson being characterized as an employee/employer relationship. The Shareholders (including the Principal Shareholders, any officer or director) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(b) Any Person committing fraud or any willful breach of any representation, warranty or covenant contained in this Agreement, in any Related Agreement, certificate or other instrument delivered pursuant to this Agreement shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud or willful breach of a representation or warranty, inaccuracy of any representation, warranty or covenant committed by such Person.

8.3 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 8.2 hereof, at the Effective Time, the Principal Shareholders will be deemed to have received and deposited with the Escrow Agent the Escrow Amount without any act of the Principal Shareholders. The Escrow Amount (plus any interest paid on such Escrow Amount in accordance with Section 8.3(e)(ii) hereof) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII. Promptly after the Closing, the Escrow Amount, without any act of the Principal Shareholders, will be deposited with the Escrow Agent, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Deductible Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 8.3(b), an Indemnified Party may not recover any Losses under Section 8.2(a) unless and until one or more Officer’s Certificates (as defined below) identifying such Losses under Section 8.2(a) in excess of $100,000.00 in the aggregate (the “Deductible Amount”) has or have been delivered to the Escrow Agent or the Shareholder Representative (as defined in Section 8.4 hereof) as provided in Section 8.3(f) hereof, in which case Parent shall be entitled to recover all Losses so identified in excess of the Deductible Amount. Notwithstanding the foregoing, Parent shall be entitled to recover for, and the Deductible Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to Section 8.2(b) hereof, (b) resulting from any breach of representation or warranty contained in Section 2.2 (Company Capital Structure) or in Section 2.11 (Tax Matters) hereof, (c) resulting from the failure of any Stockholder to pay Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.3(j) hereof and (d)

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resulting from the matters described under Section 8.2(a)(v) and (vi) hereof. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(c) Satisfaction of Claims. Except to the extent that the Losses resulted from fraud or any willful breach of any representation, warranty or covenant committed by a Principal Shareholder or the Company, claims by an Indemnified Party for Losses shall be satisfied: (a) first, from the Escrow Fund and (b) second, against the Shareholders directly. Claims by an Indemnified Party for Losses resulting from fraud or any willful breach of any representation, warranty or covenant contained in this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, committed by any Person shall be satisfied: (A) first, from the Escrow Fund, but only after (i) satisfying all other claims not related to fraud or any willful breaches of covenants committed by any Person, and (ii) making appropriate reserve as provided herein for Unresolved Claims not related to fraud or any willful breaches of covenants committed by any Person, and (B) second, if the Escrow Fund is insufficient after such satisfaction or reserve, solely and directly against such Person.

(d) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s headquarters, on the date thirty (30) days after the Survival Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Shareholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Principal Shareholders pursuant to this Section 8.3(d) shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund, with the amount delivered to each Principal Shareholder rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up). If the sum of the Pro Rata Portions each rounded to the nearest one hundredth (0.01) (with amounts 0.005 and above rounded up) does not equal the remaining amount in the Escrow Fund, then the appropriate amount will be added to or subtracted from the Pro Rata Portion of the Principal Shareholders such that the sum of the rounded Pro Rata Portions does equal the remaining amount in the Escrow Fund.

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(e) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII.

(ii) The Escrow Amount shall be invested in U.S. Treasury bills with maturities of not more than thirty (30) days and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Amount shall be invested in a business money market account of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. Each Principal Shareholder shall be liable and responsible for any Taxes due with respect to income earned on such Principal Shareholder’s Pro Rata Portion of the Escrow Fund.

(f) Claims for Indemnification.

(i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 8.3(g) and Section 8.3(h) hereof, deliver to Parent, as promptly as practicable, cash held in the Escrow Fund equal to such Losses in such Officer’s Certificate.

(ii) If after the termination of the Escrow Period, an Indemnified Party incurs Losses, then an Indemnified Party may make a claim directly against the Shareholders. In the event an Indemnified Party pursues indemnity directly against the Shareholders, upon delivery of an Officer’s Certificate to the Shareholder Representative, subject to the provisions of Section 8.3(g) hereof, each Shareholder shall promptly, and in no event later than thirty (30) days after delivery of an Officer’s Certificate to the Shareholder Agent, wire transfer to the Indemnified Party all of such Loss in cash.

(iii) If the Shareholder Representative does not object in writing within the 30-day period after delivery by the Parent of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative and the Shareholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.

(g) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 8.3(f) (other than Agreed-Upon Losses as described below) hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the

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expiration of such thirty (30) day period, subject to the limitations set forth in Section 8.3(f)(i), the Escrow Agent shall make delivery of cash from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate; provided that no such payment may be made if the Shareholder Representative, shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period. Notwithstanding the foregoing, the Shareholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss (as defined in Section 8.3(h)(v) hereof). The Shareholder Representative hereby authorizes the Escrow Agent to deliver cash from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the thirty (30) day period set forth in this Section 8.3(g).

(h) Resolution of Conflicts; Arbitration.

(i) In case the Shareholder Representative delivers an Objection Notice in accordance with Section 8.3(g) (other than Agreed-Upon Losses as defined in Section 8.3(h)(v) hereof), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent and, in the case of a claim directly against the Shareholders, to the Shareholders. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Shareholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Shareholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.

(iii) Any such arbitration shall be held in Denver, Colorado, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time

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period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Shareholders (including the Principal Shareholders) or any other Person and the Indemnified Parties under this Article VIII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VIII.

(v) This Section 8.3(h) shall not apply to claims against the Escrow Fund made in respect of (A) any Dissenting Share Payments (as defined in Section 1.7(c)), (B) claims for indemnification resulting from any breach of representation contained in the representations and warranties of Section 2.2 (Company Capital Structure) and Section 2.12 (Tax Matters) hereof, and (C) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.3(j) hereof (each of (A), (B), and (C), an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.3(g) above.

(i) Third-Party Claims. In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Shareholder Representative of such claim, and the Shareholder Representative shall be entitled on behalf of the Shareholders, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Shareholders (including the Principal Shareholders) shall have

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no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Parent against the Escrow Fund or against the Shareholders directly, as the case may be, with respect to such settlement. Notwithstanding anything in this Agreement to the contrary, this Section 8.3(i) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss. Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.3(h)(v) above.

(j) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in

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connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Principal Shareholders on the basis of the Principal Shareholders’ respective Pro Rata Portions; provided, however, that in the event any Principal Shareholder fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Principal Shareholder’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed Upon Loss) from such Principal Shareholder’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Principal Shareholders on the basis of the Principal Shareholders’ Pro Rata Portions; provided, however, that in the event any Principal Shareholder fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Principal Shareholder’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed Upon Loss) from such Principal Shareholder’s Pro Rata Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Shareholder Representative; provided, however, that no

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such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(l) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

8.4 Shareholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Requisite Shareholder Vote, each of the Shareholders shall be deemed to have agreed to appoint Paul C. Merlo as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund and directly against the Shareholders in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Shareholder or by any such Shareholder against any Indemnified Party or any dispute between any Indemnified Party and any

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such Shareholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless (i) during the Escrow Period (and any extension thereof) holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent and (ii) following the Escrow Period (and any extension thereof), each of the Principal Shareholders agrees to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders (including the Principal Shareholders).

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). A decision, act, consent or instruction of the Shareholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

8.5 Maximum Payments; Remedy.

(a) Except as set forth in Section 8.5(b) and Section 8.5(c) hereof, the maximum amount an Indemnified Party may recover from a Shareholder individually pursuant to the indemnity set forth in Section 8.2 hereof for Losses shall be limited to the dollar amount equal to the aggregate proceeds received by such Shareholder in the Merger.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of the Company or any Shareholder (and the Escrow Fund shall not be the exclusive remedy) in respect of Losses arising out of any fraud or any willful breach of any representation, warranty or covenant on the part of the Company or such Shareholder

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(c) Nothing herein shall limit the liability of the Company, the Shareholders or any other Person for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement if the Merger does not close.

8.6 Exclusive Remedy. In the absence of fraud or willful breach with respect to this Agreement, the right of the Indemnified Parties to assert indemnification claims and receive indemnity payments under this Agreement is the sole and exclusive right and remedy exercisable by the Indemnified Parties with respect to any claims under this Agreement, any Related Agreement (but excluding the Non-Competition Agreements for the purpose of this Section 8.6) or in any certificate or other instrument delivered pursuant to this Agreement and the Indemnified Parties will have no other remedy (statutory, equitable, common law or otherwise) against the Company or the Shareholders with respect to such claims, and all such other remedies are hereby waived; provided, however, that nothing in this Section 8.6 shall be deemed a waiver by any Indemnified Party of any right to specific performance or injunctive relief.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by August 31, 2003; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, Rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

(d) by Parent if there shall be any action taken, or any statute, Rule , regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of the

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Company or the Principal Shareholders contained in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the applicable Principal Shareholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by the Company if none of the Company, any of its Subsidiaries or the Principal Shareholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Principal Shareholders, or their respective officers, directors or Shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 6.4 (Confidentiality), 6.5 (Expenses), 6.6 (Public Disclosure) and 8.5(c) (Maximum Payments; Remedy) hereof, Article X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Shareholders (including the Principal Shareholders) agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Shareholders (including the Principal Shareholders) agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

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ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or by email as provided in Section 5.3); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Epicor Software Corporation

195 Technology Drive

Irvine, CA 92618

Attention: Michael Piraino

Facsimile No.: (949) 585-4447

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Katharine A. Martin, Esq.

Facsimile No.: (650) 493-6811

(b)	if to the Company or the Shareholder Representative, to:

ROI Systems, Inc.

435 Ford Road, Ste 700

Minneapolis, MN 55426

Attention: Paul C. Merlo

Facsimile No.: (952) 595-9450

with a copy to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

33 South Sixth Street, Suite 3400

Minneapolis, Minnesota 55401

Attention: J.C. Anderson

Facsimile No.: (612) 333-0066

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(c)	If to the Principal Shareholders, to the addresses set forth in Section 10.1 of the Disclosure Schedule with a copy to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

33 South Sixth Street, Suite 3400

Minneapolis, Minnesota 55401

Attention: J.C. Anderson

Facsimile No.: (612) 333-0066

(d)	If to the Escrow Agent, to:

U.S. Bank, National Association

Corporate Trust Services

One California Street

San Francisco, California 94111

Attention: Ann Gadsby

Facsimile No.: (415) 273-4591

10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Non-Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or

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unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Orange County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or Rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Shareholders, the Escrow Agent and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

EPICOR SOFTWARE CORPORATION

By:	/s/ MICHAEL A. PIRAINO
Name:	Michael A. Piraino
Title:	CFO

ROI SYSTEMS, INC.

By:	/s/ PAUL MERLO
Name:	Paul Merlo
Title:	CEO

WINTER ACQUISITION CORPORATION

By:	/s/ JOHN D. IRELAND
Name:	John D. Ireland
Title:	CEO

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ ANN GADSBY
Name:	Ann Gadsby
Title:	Vice President

SHAREHOLDERS’ REPRESENTATIVE

/s/ PAUL C. MERLO
Paul C. Merlo

SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

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PRINCIPAL SHAREHOLDERS

/s/ PAUL C. MERLO
Paul C. Merlo

/s/ GEORGE M. CARNAHAN
George M. Carnahan

/s/ CHRISTOPHER U. HOLM
Christopher U. Holm

/s/ WILLIAM T. PISARRA
William T. Pisarra

SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION